Exhibit 99.2

Evoqua Water Technologies Corp.

Consolidated Balance Sheets

(In thousands)

	(Unaudited)
	March 31, 2023	September 30, 2022
ASSETS
Current assets	$844,441	$831,389

Cash and cash equivalents	113,243	134,005
Receivables, net	303,855	305,712
Inventories, net	240,713	229,351
Contract assets	115,461	102,123
Prepaid and other current assets	59,070	59,971
Income tax receivable	477	227
Current assets held for sale	11,622	—

Property, plant, and equipment, net	414,080	405,289

Goodwill	468,929	473,572

Intangible assets, net	299,302	317,733

Deferred income taxes, net of valuation allowance	3,000	5,841

Operating lease right-of-use assets, net	56,568	53,540

Other non-current assets	93,517	103,499

Non-current assets held for sale	29,733	—

Total assets	$2,209,570	$2,190,863

LIABILITIES AND EQUITY
Current liabilities	$474,491	$483,716

Accounts payable	216,893	213,518
Current portion of debt, net of deferred financing fees and discounts	19,376	17,266
Contract liabilities	75,512	62,439
Product warranties	6,556	6,740
Accrued expenses and other liabilities	153,110	178,272
Income tax payable	2,557	5,481
Current liabilities held for sale	487	—
Non-current liabilities	$995,774	$997,054

Long-term debt, net of deferred financing fees and discounts	853,599	863,534
Product warranties	3,327	3,465
Obligation under operating leases	45,650	43,961
Other non-current liabilities	76,641	69,889
Deferred income taxes	13,854	16,205
Non-current liabilities held for sale	2,703	—

Total liabilities	$1,470,265	$1,480,770

Commitments and Contingent Liabilities (Note 19)
Shareholders’ equity
Common stock, par value $0.01: authorized 1,000,000 shares; issued 123,944 shares, outstanding 122,280 at March 31, 2023; issued 123,411 shares, outstanding 121,747 at September 30, 2022	$1,240	$1,235
Treasury stock: 1,664 shares at March 31, 2023 and 1,664 shares at September 30, 2022	(2,837)	(2,837)
Additional paid-in capital	620,056	607,748
Retained earnings	80,916	61,016
Accumulated other comprehensive income, net of tax	39,930	42,931

Total shareholders’ equity	$739,305	$710,093

Total liabilities and shareholders’ equity	$2,209,570	$2,190,863

See accompanying notes to these Unaudited Consolidated Financial Statements

Evoqua Water Technologies Corp.

Unaudited Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2023	2022	2023	2022
Revenue from product sales	$292,651	$259,775	$553,042	$472,343
Revenue from services	185,146	166,953	360,601	320,653

Revenue from product sales and services	$477,797	$426,728	$913,643	$792,996
Cost of product sales	(203,101)	(185,330)	(388,141)	(339,125)
Cost of services	(122,800)	(112,512)	(243,297)	(214,477)

Cost of product sales and services	$(325,901)	$(297,842)	$(631,438)	$(553,602)

Gross profit	$151,896	$128,886	$282,205	$239,394

General and administrative expense	(77,758)	(66,976)	(141,834)	(124,805)
Sales and marketing expense	(43,215)	(39,859)	(83,601)	(76,308)
Research and development expense	(4,582)	(3,751)	(8,417)	(7,203)

Total operating expenses	$(125,555)	$(110,586)	$(233,852)	$(208,316)
Other operating income	1,827	1,415	3,124	3,072
Other operating expense	(4,711)	(143)	(4,788)	(290)

Income before interest expense and income taxes	$23,457	$19,572	$46,689	$33,860
Interest expense	(10,303)	(9,950)	(20,377)	(16,529)

Income before income taxes	$13,154	$9,622	$26,312	$17,331
Income tax expense	(2,522)	(2,248)	(6,412)	(3,869)

Net income	$10,632	$7,374	$19,900	$13,462

Net income attributable to non-controlling interest	—	44	—	145

Net income attributable to Evoqua Water Technologies Corp.	$10,632	$7,330	$19,900	$13,317

Basic income per common share	$0.09	$0.06	$0.16	$0.11
Diluted income per common share	$0.08	$0.06	$0.16	$0.11

See accompanying notes to these Unaudited Consolidated Financial Statements

Evoqua Water Technologies Corp.

Unaudited Consolidated Statements of Comprehensive Income (Loss)

(In thousands)

	Three Months Ended March 31,		Six Months Ended March 31,
	2023	2022	2023	2022
Net income	$10,632	$7,374	$19,900	$13,462
Other comprehensive income (loss)
Foreign currency translation adjustments	753	2,176	4,315	3,785
Unrealized derivative (loss) gain on cash flow hedges, net of tax	(5,502)	21,730	(7,288)	28,311
Change in pension liability, net of tax	(15)	166	(28)	335

Total other comprehensive (loss) income	$(4,764)	$24,072	$(3,001)	$32,431
Less: Comprehensive income attributable to non-controlling interest	—	(44)	—	(145)

Comprehensive income attributable to Evoqua Water Technologies Corp.	$5,868	$31,402	$16,899	$45,748

See accompanying notes to these Unaudited Consolidated Financial Statements

Evoqua Water Technologies Corp.

Unaudited Consolidated Statements of Changes in Equity

(In thousands)

	Common Stock		Treasury Stock		Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Non-controlling Interest	Total
	Shares	Cost	Shares	Cost
Balance at September 30, 2022	123,411	$1,235	1,664	$(2,837)	$607,748	$61,016	$42,931	$—	$710,093
Equity based compensation expense	—	—	—	—	6,196	—	—	—	$6,196
Issuance of common stock, net	156	2	—	—	2,410	—	—	—	$2,412
Net income	—	—	—	—	—	9,268	—	—	$9,268
Other comprehensive income (loss)	—	—	—	—	—	—	1,763	—	$1,763

Balance at December 31, 2022	123,567	$1,237	1,664	$(2,837)	$616,354	$70,284	$44,694	$—	$729,732

Equity based compensation expense	—	—	—	—	6,004	—	—	—	$6,004
Issuance of common stock, net	377	3	—	—	(2,302)	—	—	—	$(2,299)
Net income	—	—	—	—	—	10,632	—	—	$10,632
Other comprehensive income (loss)	—	—	—	—	—	—	(4,764)	—	$(4,764)

Balance at March 31, 2023	123,944	$1,240	1,664	$(2,837)	$620,056	$80,916	$39,930	$—	$739,305

	Common Stock		Treasury Stock		Additional Paid-in Capital	Retained Deficit	Accumulated Other Comprehensive Income	Non-controlling Interest	Total
	Shares	Cost	Shares	Cost
Balance at September 30, 2021	122,173	$1,223	1,664	$(2,837)	$582,052	$(11,182)	$11,415	$1,548	$582,219
Equity based compensation expense	—	—	—	—	5,203	—	—	—	$5,203
Issuance of common stock, net	199	2	—	—	822	—	—	—	$824
Dividends paid to non-controlling interest	—	—	—	—	—	—	—	(100)	$(100)
Net income	—	—	—	—	—	5,987	—	101	$6,088
Other comprehensive income	—	—	—	—	—	—	8,359	—	$8,359

Balance at December 31, 2021	122,372	$1,225	1,664	$(2,837)	$588,077	$(5,195)	$19,774	$1,549	$602,593

Equity based compensation expense	—	—	—	—	5,386	—	—	—	$5,386
Issuance of common stock, net	394	4	—	—	(1,358)	—	—	—	$(1,354)
Net income	—	—	—	—	—	7,330	—	44	$7,374
Other comprehensive income	—	—	—	—	—	—	24,072	—	$24,072

Balance at March 31, 2022	122,766	$1,229	1,664	$(2,837)	$592,105	$2,135	$43,846	$1,593	$638,071

See accompanying notes to these Unaudited Consolidated Financial Statements

Evoqua Water Technologies Corp.

Unaudited Consolidated Statements of Cash Flows

(In thousands)

	Six Months Ended March 31,
	2023	2022
Operating activities
Net income	$19,900	$13,462
Reconciliation of net income to cash flows (used in) provided by operating activities:
Depreciation and amortization	66,647	61,156
Amortization of deferred financing fees	943	926
Deferred income taxes	3,195	592
Share-based compensation	12,200	10,589
Gain on sale of property, plant, and equipment	(1,403)	(61)
Loss (gain) on sale of business	2,857	(193)
Impairment of long-lived assets	1,703	—
Foreign currency exchange (gains) losses on intercompany loans and other non-cash items	(9,805)	3,728
Changes in assets and liabilities
Accounts receivable	4,954	16,554
Inventories	(19,561)	(26,754)
Contract assets	(12,560)	(26,910)
Prepaids and other current assets	(4,294)	(14,049)
Accounts payable	1,929	19,589
Accrued expenses and other liabilities	(45,947)	(13,648)
Contract liabilities	12,590	(382)
Income taxes	(3,494)	135
Other non-current assets and liabilities	4,333	(15,586)

Net cash provided by operating activities	$34,187	$29,148

Investing activities
Purchase of property, plant, and equipment	$(53,211)	$(36,320)
Purchase of intangibles	(2,479)	(1,582)
Proceeds from sale of property, plant, and equipment	3,621	1,940
Proceeds from sale of business, net of cash of $0 and $0	67	356
Acquisitions	816	(194,976)

Net cash used in investing activities	$(51,186)	$(230,582)

Financing activities
Borrowing of debt	$157,774	$223,793
Repayment of debt	(166,542)	(33,362)
Repayment of finance lease obligation	(7,156)	(6,571)
Receipt of earn-out related to previous acquisitions	7,824	—
Proceeds from issuance of common stock	4,700	5,274
Taxes paid related to net share settlements of share-based compensation awards	(4,734)	(5,144)
Distribution to non-controlling interest	—	(100)

Net cash (used in) provided by financing activities	$(8,134)	$183,890

Effect of exchange rate changes on cash	4,371	800
Change in cash and cash equivalents	(20,762)	(16,744)
Cash and cash equivalents
Beginning of period	$134,005	$146,244

End of period	$113,243	$129,500

See accompanying notes to these Unaudited Consolidated Financial Statements

Evoqua Water Technologies Corp.

Unaudited Supplemental Disclosure of Cash Flow Information

(In thousands)

	Six Months Ended March 31,
	2023	2022
Supplemental disclosure of cash flow information
Cash paid for taxes	$7,039	$2,889
Cash paid for interest	$18,241	$12,537
Non-cash investing and financing activities
Finance lease transactions	$8,770	$6,199
Operating lease transactions	$12,102	$11,385
Cloud computing related intangible transaction	$15,877	$—

See accompanying notes to these Unaudited Consolidated Financial Statements

Evoqua Water Technologies Corp.

Notes to Unaudited Consolidated Financial Statements

(In thousands, except per share data)

1. Description of the Company and Basis of Presentation

Background

Evoqua Water Technologies Corp. (referred to herein as the “Company” or “EWT”) is a holding company and does not conduct any business operations of its own. The Company was incorporated on October 7, 2013. On November 6, 2017, the Company completed its initial public offering (“IPO”).

The Business

EWT provides a wide range of product brands and advanced water and wastewater treatment systems and technologies, as well as mobile and emergency water supply solutions and service contract options through its branch network. Headquartered in Pittsburgh, Pennsylvania, EWT is a multinational corporation with operations in the United States (“U.S.”), Canada, the United Kingdom (“UK”), the Netherlands, Germany, Australia, the People’s Republic of China, Singapore and India.

The Company is organizationally structured into two reportable operating segments for the purpose of making operational decisions and assessing financial performance: (i) Integrated Solutions and Services and (ii) Applied Product Technologies.

Basis of Presentation

The accompanying Unaudited Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the U.S. (“GAAP”). All intercompany transactions have been eliminated. Unless otherwise specified, all dollar and share amounts in these notes are referred to in thousands.

The interim Unaudited Consolidated Financial Statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). Certain information and note disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such SEC rules. We believe that the disclosures made are adequate to make the information presented not misleading. In our opinion, all adjustments considered necessary for a fair presentation of the financial statements have been included, and all adjustments are of a normal and recurring nature. We consistently applied the accounting policies described in our Annual Report on Form 10-K for the fiscal year ended September 30, 2022, as filed with the SEC on November 16, 2022 (“2022 Annual Report”), in preparing these Unaudited Consolidated Financial Statements, with the exception of accounting standard updates described in Note 2, “Recent Accounting Pronouncements.” These Unaudited Consolidated Financial Statements should be read in conjunction with the audited financial statements and the notes included in our 2022 Annual Report. Certain prior period amounts have been reclassified to conform to the current period presentation.

Proposed Merger with Xylem Inc.

On January 22, 2023, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Xylem Inc., an Indiana corporation (“Xylem”), and Fore Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Xylem (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation and as a direct, wholly owned subsidiary of Xylem (the “Merger”).

At the effective time of the Merger (the “Effective Time”) and upon consummation of the Merger, subject to the terms and conditions set forth in the Merger Agreement, each share of the common stock, par value $0.01 per share, of the Company issued and outstanding immediately prior to the Effective Time (other than treasury shares held by the Company and shares of the Company’s common stock owned, directly or indirectly, by Xylem or Merger Sub) will be converted into and become exchangeable for 0.48 shares of common stock, par value $0.01 per share, of Xylem (the “Xylem Shares”) to be issued by Xylem as consideration for the Merger. Cash will be issued in lieu of fractional shares.

Upon the closing of the Merger, legacy Company stockholders will own approximately 25% and legacy Xylem shareholders will own approximately 75% of the combined company.

The consummation of the Merger is subject to the satisfaction or waiver of certain customary mutual conditions, including (a) the receipt of the required approvals from the Company’s stockholders and Xylem’s shareholders at meetings currently scheduled for May 11, 2023, (b) receipt of required regulatory approvals under antitrust and foreign investment laws in applicable jurisdictions, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Act (collectively, “Regulatory Clearances”) (at 11:59 p.m. Eastern Time on March 6, 2023, the 30-day Hart-Scott-Rodino waiting period expired without issuance of a Request for Additional Information and Documentary Material), (c) the absence of any temporary or permanent order, injunction, law or other legal restraint prohibiting or making illegal the consummation of the Merger, (d) the Xylem Shares issuable to the stockholders of the Company in connection with the Merger having been approved for listing on the New York Stock Exchange, subject to official notice of issuance, and (e) Xylem’s registration statement on Form S-4 having been declared effective under the Securities Act of 1933 (the registration statement was declared effective by the SEC on April 6, 2023). The obligation of each party to consummate the Merger is also conditioned upon (a) the accuracy of the representations and warranties of the other party as of the date of the Merger Agreement and as of the closing (subject to customary materiality qualifiers) and (b) compliance by the other party in all material respects with its respective pre-closing obligations under the Merger Agreement. Subject to the satisfaction or waiver of the conditions to the closing, the Merger is expected to close in mid-2023.

The Merger Agreement contains certain termination rights that may be exercised by either the Company or Xylem. In certain of those cases, we may be required to pay Xylem a termination fee of $225,000.

In connection with the Merger, we recognized costs of $10,040 and $10,240 for the three and six months ended March 31, 2023, respectively, included in General and administrative expenses in the Unaudited Consolidated Statements of Operations. These costs primarily relate to legal and consulting fees incurred in connection with the Merger.

For further information on the Merger Agreement, refer to the Merger Agreement, a copy of which was filed as Exhibit 2.1 to our Current Report on Form 8-K filed with the SEC on January 23, 2023.

2. Recent Accounting Pronouncements

Accounting Pronouncements Not Yet Adopted

In September 2022, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) 2022-04, Liabilities—Supplier Finance Programs (Subtopic 405-50): Disclosure of Supplier Finance Program Obligations, which enhances transparency about an entity’s use of supplier finance programs by requiring quarterly and annual disclosures about the key terms of the program, outstanding confirmed amounts as of the end of the period, a rollforward of such amounts annually, and a description of where in the financial statements outstanding amounts are presented. The guidance is effective for fiscal years beginning after December 15, 2022. The Company is currently assessing the impact of adoption on the Company’s Unaudited Consolidated Financial Statements and related disclosures.

In October 2021, the FASB issued ASU 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers, which amends Accounting Standards Codification (“ASC”) 805 to require an acquirer to, at the date of acquisition, recognize and measure contract assets and contract liabilities acquired in accordance with ASU 2014-9, Revenue from Contracts with Customers (Topic 606) (“Topic 606”), as if the entity had originated the contracts, rather than adjust them to fair value at the acquisition date. The guidance is effective for fiscal years beginning after December 15, 2022 and is to be applied prospectively to business combinations occurring on or after the effective date of the amendments. The Company is currently assessing the impact of adoption on the Company’s Unaudited Consolidated Financial Statements and related disclosures.

Accounting Pronouncements Recently Adopted

In December 2022, the FASB issued ASU 2022-06, Reference Rate Reform (Topic 848): Deferral of the Sunset Date of Topic 848. This ASU is one of the subsequent amendments to ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Revenue Rate Reform on Financial Reporting, which provides optional guidance to ease the potential burden in accounting for (or recognizing the effects of) reference rate reform on financial reporting. The objective of the guidance in Topic 848 is to provide temporary relief during the transition period. Because the current relief in Topic 848 may not cover a period of time during which a significant number of modifications may take place, ASU 2022-06 was issued to defer the sunset date of Topic 848 from December 31, 2022, to December 31, 2024, after which entities will no longer be permitted to apply the relief in Topic 848. The Company adopted ASU 2022-06 during the three months ended December 31, 2022 and the adoption did not have a material impact on the Company’s Unaudited Consolidated Financial Statements and related disclosures.

3. Variable Interest Entities

Treated Water Outsourcing (“TWO”) was a joint venture between the Company and Nalco Water, an Ecolab company (“Nalco”), in which the Company held a 50% partnership interest. The Company acquired the remaining partnership interest in TWO from Nalco on April 1, 2022. Prior to acquisition, the Company was obligated to absorb all risk of loss up to 100% of the joint venture partner’s equity. As such, the Company fully consolidated TWO as a variable interest entity (“VIE”) under ASC Topic No. 810, Consolidation.

The following provides TWO’s summarized financial information for the three and six months ended March 31, 2022. As a result of the acquisition of the remaining partnership interest in TWO on April 1, 2022, there is no summarized financial information for the three and six months ended March 31, 2023.

	Three Months Ended March 31, 2022	Six Months Ended March 31, 2022
Total revenue	$796	$1,641
Total operating expenses	(703)	(1,440)

Income from operations	$93	$201

On October 1, 2019, the Company acquired a 60% investment position in San Diego-based Frontier Water Systems, LLC (“Frontier”). The Frontier acquisition was a VIE because it had insufficient equity to finance its activities due to key assets being assigned to the Company upon acquisition. The Company was the primary beneficiary of Frontier because the Company had the power to direct the activities that most significantly affect Frontier’s economic performance.

In addition, the Company entered into an agreement to purchase the remaining 40% interest in Frontier on or prior to March 30, 2024. This agreement (a) gave holders of the remaining 40% interest in Frontier (the “Minority Owners”) the right to sell to Evoqua up to approximately 10% of the outstanding equity in Frontier at a predetermined price, which right was exercisable by the Minority Owners between January 1, 2021 and February 28, 2021 (the “Option”), and (b) obligated the Company to purchase and the Minority Owners to sell all of the Minority Owners’ remaining interest in Frontier at the fair market value at the time of sale on or prior to March 30, 2024 (the “Purchase Right”). The Company acquired an additional 8% equity interest in Frontier in April 2021. On April 1, 2022, the Company purchased the remaining 32% outstanding equity in Frontier.

The following provides Frontier’s summarized financial information for the three and six months ended March 31, 2022. As a result of the acquisition of the remaining equity interest in Frontier on April 1, 2022, there is no summarized financial information for the three and six months ended March 31, 2023.

	Three Months Ended March 31, 2022	Six Months Ended March 31, 2022
Total revenue	$6,414	$13,363
Total operating expenses	(6,149)	(12,135)

Income from operations	$265	$1,228

4. Acquisitions and Divestitures

Acquisitions support the Company’s strategy of delivering a broad solutions portfolio with robust technology across multiple geographies and end markets. The Company continues to evaluate potential strategic acquisitions of businesses, assets and product lines and believes that capex-like, tuck-in acquisitions present a key opportunity within its overall growth strategy. Divestitures support the Company’s strategy of focusing on core business operations and delivering on long-term operational goals.

2023 Acquisitions and Divestitures

On March 31, 2023, the Company completed its divestiture of its blood filter and water filter product lines that are sold into renal and other medical applications (the “Filtration Business”) to Medica USA Inc., a subsidiary of Medica S.p.A. (“Medica”), for $67 in cash at closing. The Company recognized a loss on sale of $2,857, which is included in Other operating expense on the Consolidated Statements of Operations during the three months ended March 31, 2023. The Filtration Business was included in the Integrated Solutions and Services segment and was determined by management not to be core to the Company’s long-term business strategy or operations. The sale of the Filtration Business does not represent a strategic shift that will have a major effect on the Company’s operations and financial results and is, therefore, not classified as discontinued operations in accordance with ASU 2014-08. The Company entered into a supply agreement with Medica under which the Company will purchase water filters used by its customers in the Company’s dialysis water systems.

On February 28, 2023, the Company completed its acquisition of the Texas-based industrial water service business accounts and deionization and carbon tank assets of Kemco Systems (“Kemco”) for $900 in cash at closing. This acquisition expands the Company’s service and aftermarket business in the Texas market while strengthening the Company’s ability to better support and service its industrial customers in the region. The acquisition did not meet the definition of a business under ASC 805, and as such was accounted for as an asset acquisition. The acquired business is included within the Integrated Solutions and Services segment.

On February 14, 2023, the Company entered into a definitive agreement to divest its carbon reactivation and slurry operations (the “Carbon Business”) to Desotec US LLC, a subsidiary of Desotec N.V. (“Desotec”). The sale of the Carbon Business will allow the Company to focus on its core service business, which includes carbon services and the sale of high-quality activated carbon. At the closing of the transaction, the Company will enter into a supply agreement with Desotec under which the Company will purchase reactivated carbon to continue to service its customers. During the three months ended March 31, 2023, the assets and liabilities of the Carbon Business met the accounting criteria to be classified as held for sale on the Consolidated Balance Sheets. As part of the required evaluation under the held for sale guidance, the Company determined that the approximate fair value less costs to sell the operations exceeded the carrying value of the net assets and as such, no impairment charge was recorded. As of March 31, 2023, the transaction had not closed and is expected to close in the third quarter of 2023. Gross proceeds upon closing of the transaction are anticipated to be $100,000 and the Company expects to record a gain on sale. The Carbon Business is included in the Integrated Solutions and Services segment.

The following represents the carrying value of the assets and liabilities within the disposal group at March 31, 2023:

Inventories, net	$11,622

Current assets held for sale	11,622

Property, plant, and equipment, net	6,744
Operating lease right-of-use assets, net	2,312
Goodwill	7,830
Intangible assets, net	12,847

Non-current assets held for sale	29,733

Total assets held for sale	$41,355

Accrued expenses and other liabilities	487

Current liabilities held for sale	487

Obligation under operating leases	2,703

Non-current liabilities held for sale	2,703

Total liabilities held for sale	$3,190

2022 Acquisitions

On July 15, 2022, the Company completed the acquisition of Epicor, Inc. (“Epicor”) for $4,339 cash paid at closing. During the three months ended December 31, 2022, the Company paid cash of $38 to the seller as a result of net working capital adjustments. Epicor has supplied specialty resins for power steam system treatment for fifty years. The resins provide a cost-effective and efficient method for creating and maintaining a continual supply of ultra-pure water for power plants. Epicor is included within the Integrated Solutions and Services segment.

On July 1, 2022, the Company completed the acquisition of Smith Engineering, Inc. (“Smith Engineering”) for $18,878 cash paid at closing, of which $2,895 was paid into an escrow account. Smith Engineering is a leader in the design, manufacturing, and service of custom high purity water treatment equipment serving the biotech/pharmaceutical, data center, food and beverage, healthcare, medical device, and microelectronics markets. With over 1,200 customers in North America, Smith Engineering offers a variety of water treatment products and services, including filtration, UV, reverse osmosis, and deionization. Smith Engineering is included within the Integrated Solutions and Services segment.

The acquisition of Smith Engineering has been accounted for using the acquisition method of accounting which requires the assets acquired and liabilities assumed be recognized at their respective fair values as of the acquisition date. Due to the nature of the net assets acquired, at March 31, 2023, the valuation process to determine fair values is not complete and further adjustments are expected in the remainder of fiscal year 2023. As the Company finalizes the fair value of assets acquired and liabilities assumed, additional purchase price allocation adjustments will be recorded during the measurement period, but no later than one year from the date of the acquisition.

The preliminary fair value of assets acquired and liabilities assumed were as follows:

Receivables, net	$2,501
Inventories, net	1,345
Other current assets	937
Property, plant, and equipment, net	532
Goodwill	7,820
Intangible assets, net	9,815
Other non-current assets	796

Total assets acquired	$23,746
Current liabilities	(1,834)
Non-current liabilities	(3,034)

Total liabilities assumed	$(4,868)

Net assets acquired	$18,878

On December 20, 2021, the Company and its indirect wholly-owned subsidiaries Evoqua Water Technologies LLC (“EWT LLC”) and Evoqua Water Technologies Ltd. (together with EWT LLC, the “Buyer”) entered into an Asset Purchase Agreement (the “Agreement”) with Cantel Medical LLC, Mar Cor Purification, Inc., and certain of their affiliates (collectively, the “Sellers”), each wholly-owned subsidiaries of Steris plc, pursuant to which the Buyer agreed to acquire certain assets of the Sellers and assume certain liabilities of the Sellers that are owned or used or arise in connection with the global operation of the Sellers’ renal business (the “Mar Cor Business”) for an aggregate purchase price of $196,300 in cash at closing (the “Purchase Price”), subject to customary adjustments, including for working capital (the “Transaction”). On January 3, 2022, the Company completed the Transaction to acquire the Mar Cor Business for $194,976 paid in cash at closing, following adjustments. During the six months ended March 31, 2022, the Company received cash of $1,754 from the Sellers as a result of net working capital adjustments, thus resulting in a final purchase price of $193,222. The Company utilized cash on hand and borrowed an additional $160,000 under the 2021 Revolving Credit Facility (as defined below) to fund the Transaction. The Mar Cor Business is included within the Integrated Solutions and Services segment.

The Purchase Price included a $12,300 earn out, which was being held in escrow and was to be paid, pro rata, to the Sellers if the Mar Cor Business met certain sales performance goals through December 31, 2022 (the “Earn Out”). During the three months ended March 31, 2023, the Company received cash of $12,300 for the Earn Out asset. See Note 6, “Fair Value Measurements”, for further discussion.

The acquisition of the Mar Cor Business has been accounted for using the acquisition method of accounting which requires the assets acquired and liabilities assumed be recognized at their respective fair values as of the acquisition date.

The opening balance sheet for the Mar Cor Business is summarized as follows:

Receivables, net	$21,275
Inventories, net	32,350
Earn Out asset	7,824
Other current assets	1,844
Property, plant, and equipment, net	19,150
Goodwill	67,000
Intangible assets, net	57,094
Other non-current assets	7,694

Total assets acquired	$214,231
Current liabilities	(15,467)
Non-current liabilities	(5,542)

Total liabilities assumed	$(21,009)

Net assets acquired	$193,222

5. Revenue

Performance Obligations

The Company elects to apply the practical expedient to exclude from this disclosure revenue related to performance obligations if the product has an alternative use and the Company does not have an enforceable right to payment for the performance completed to date, including a normal profit margin, in the event of termination for convenience. The Company maintains a backlog of confirmed orders, which totaled approximately $407,197 at March 31, 2023. This backlog represents the aggregate amount of the transaction price allocated to performance obligations that were unsatisfied or partially unsatisfied as of the end of the reporting period. The Company estimates that the majority of these performance obligations will be satisfied within the next twelve to twenty-four months.

Disaggregation of Revenue

In accordance with Topic 606, the Company disaggregates revenue from contracts with customers into source of revenue, reportable operating segment, and geographical regions. The Company determined that disaggregating revenue into these categories meets the disclosure objective in Topic 606, which is to depict how the nature, amount, timing, and uncertainty of revenue and cash flows are affected by economic factors.

Information regarding the source of revenue:

	Three Months Ended March 31,		Six Months Ended March 31,
	2023	2022	2023	2022

Revenue from contracts with customers recognized under Topic 606	$429,239	$382,758	$820,670	$700,529
Other(1)	48,558	43,970	92,973	92,467

Total	$477,797	$426,728	$913,643	$792,996

(1)	Other revenue relates to revenue recognized pursuant to ASU 2016-02, Leases (Topic 842), primarily attributable to long term rentals.

Information regarding revenue disaggregated by source of revenue and segment is as follows:

	Three Months Ended March 31,		Six Months Ended March 31,
	2023	2022	2023	2022
Integrated Solutions and Services
Capital	$87,761	$70,702	$165,407	$137,804
Aftermarket	60,805	62,271	118,245	91,569
Service	180,333	161,867	350,673	310,513

Total	$328,899	$294,840	$634,325	$539,886

Applied Product Technologies
Capital	$99,412	$91,778	$187,477	$175,662
Aftermarket	44,673	35,024	81,913	67,308
Service	4,813	5,086	9,928	10,140

Total	$148,898	$131,888	$279,318	$253,110

Total Revenue
Capital	$187,173	$162,480	$352,884	$313,466
Aftermarket	105,478	97,295	200,158	158,877
Service	185,146	166,953	360,601	320,653

Total	$477,797	$426,728	$913,643	$792,996

Information regarding revenue disaggregated by geographic area is as follows:

	Three Months Ended March 31,		Six Months Ended March 31,
	2023	2022	2023	2022
United States	$394,143	$352,639	$755,365	$647,347
Asia	33,447	28,042	67,968	58,947
Europe	33,377	28,641	57,864	54,270
Canada	13,085	13,748	26,259	26,409
Australia	3,745	3,658	6,187	6,023

Total	$477,797	$426,728	$913,643	$792,996

Contract Balances

The Company performs its obligations under a contract with a customer by transferring products and/or services in exchange for consideration from the customer. The Company receives payments from customers based on a billing schedule as established in its contracts.

Contract assets relate to costs incurred to perform in advance of scheduled billings. Contract liabilities relate to payments received in advance of performance under the contracts. Changes in contract assets and liabilities are due to the Company’s performance under the contract.

The tables below provide a roll-forward of contract assets and contract liabilities balances for the periods presented:

	Six Months Ended March 31,
	2023	2022
Contract assets(a)
Balance at beginning of period	$102,123	$72,746
Recognized in current period	205,347	206,859
Reclassified to accounts receivable	(193,671)	(179,967)
Foreign currency	1,662	(136)

Balance at end of period	$115,461	$99,502

(a)	Excludes receivable balances which are disclosed on the Consolidated Balance Sheets.

	Six Months Ended March 31,
	2023	2022
Contract Liabilities
Balance at beginning of period	$62,439	$55,883
Recognized in current period	212,122	174,518
Amounts in beginning balance reclassified to revenue	(49,217)	(44,292)
Current period amounts reclassified to revenue	(150,520)	(130,629)
Foreign currency	688	113

Balance at end of period	$75,512	$55,593

6. Fair Value Measurements

As of March 31, 2023 and September 30, 2022, the fair values of cash and cash equivalents, accounts receivable, and accounts payable approximated carrying values due to the short maturity of these items.

The Company measures the fair value of pension plan assets and liabilities, deferred compensation plan assets and liabilities on a recurring basis pursuant to ASC Topic No. 820, Fair Value Measurement. ASC Topic No. 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers include:

Level 1: Quoted prices for identical instruments in active markets.

Level 2: Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value driver is observable.

Level 3: Unobservable inputs in which little or no market data is available, therefore requiring an entity to develop its own assumptions.

The following table presents the Company’s financial assets and liabilities at fair value. The fair values related to the pension plan assets are determined using net asset value (“NAV”) as a practical expedient, or by information categorized in the fair value hierarchy level based on the inputs used to determine fair value. The reported carrying amounts of deferred compensation plan assets and liabilities and debt approximate their fair values. The Company uses interest rates and other relevant information generated by market transactions involving similar instruments to measure the fair value of these assets and liabilities, therefore all are classified as Level 2 within the valuation hierarchy.

	Net Asset Value	Quoted Market Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
As of March 31, 2023
Assets:
Pension plan
Cash	$—	$1,552	$—	$—
Global Multi-Asset Fund	12,996	—	—	—
Government Securities	3,071	—	—	—
Guernsey Unit Trust	2,277	—	—	—
Global Absolute Return	1,462	—	—	—
Deferred compensation plan assets
Cash	—	723	—	—
Mutual Funds	—	12,805	—	—
Total return swaps—deferred compensation	—	—	205	—
Interest rate swaps	—	—	40,352	—
Foreign currency forward contracts	—	—	11	—
Commodity swaps	—	—	1	—
Liabilities:
Pension plan	—	—	(29,557)	—
Deferred compensation plan liabilities	—	—	(20,234)	—
Long-term debt	—	—	(880,349)	—
Foreign currency forward contracts	—	—	(674)	—
Commodity swaps	—	—	(7)	—

	Net Asset Value	Quoted Market Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
As of September 30, 2022
Assets:
Pension plan
Cash	$—	$40	$—	$—
Global Multi-Asset Fund	11,632	—	—	—
Government Securities	3,343	—	—	—
Liability Driven Investment	928	—	—	—
Guernsey Unit Trust	2,048	—	—	—
Global Absolute Return	1,299	—	—	—
Deferred compensation plan assets
Cash	—	902	—	—
Mutual Funds	—	12,330	—	—
Earn-out assets related to acquisitions	—	—	—	11,597
Interest rate swaps	—	—	49,952	—
Foreign currency forward contracts	—	—	507	—
Liabilities:
Pension plan	—	—	(26,654)	—
Deferred compensation plan liabilities	—	—	(20,081)	—
Total return swaps—deferred compensation	—	—	(632)	—
Long-term debt	—	—	(884,517)	—
Foreign currency forward contracts	—	—	(872)	—
Commodity swaps	—	—	(7)	—

The pension plan assets and liabilities and deferred compensation plan assets and liabilities are included in Other non-current assets and Other non-current liabilities at March 31, 2023 and September 30, 2022. The unrealized loss on mutual funds was $1,208 at March 31, 2023.

The Company records contingent consideration arrangements at fair value on a recurring basis, and the associated balances presented as of September 30, 2022 are earn-outs related to acquisitions. The fair value of earn-outs related to acquisitions is based on significant unobservable inputs including the achievement of certain performance metrics. Significant changes in these inputs would result in corresponding increases or decreases in the fair value of the earn-out each period until the related contingency has been resolved. Changes in the fair value of the contingent consideration assets can result from adjustments in the probability of achieving future development steps, sales targets and profitability and are recorded in General and administrative expenses in the Unaudited Consolidated Statements of Operations. As a result of the Mar Cor Business acquisition on January 3, 2022, the Company recorded an Earn Out asset for $7,824 which represented the fair value of amounts expected to be received back from escrow based on the forecasted achievement of certain sales performance goals at the acquisition date. During the year ended September 30, 2022, the Company recorded an increase in the fair value of the Earn Out asset of $3,773 based on updated forecast information. During the six months ended March 31, 2023, the Company recorded an increase in the fair value of the Earn Out asset of $703 based on results of sales performance goals. The Company received cash of $12,300 for the Earn Out asset during the three months ended March 31, 2023. As of March 31, 2023 and September 30, 2022, the Earn Out asset related to the Mar Cor Business acquisition totaled $0 and $11,597, respectively, and is included in Prepaid and other current assets on the Consolidated Balance Sheets.

7. Accounts Receivable

Accounts receivable are summarized as follows:

	March 31, 2023	September 30, 2022
Accounts receivable	$310,792	$312,600
Allowance for credit losses	(6,937)	(6,888)

Receivables, net	$303,855	$305,712

The movement in the allowance for credit losses was as follows for the six months ended March 31, 2023:

Balance at September 30, 2022	$(6,888)
Charged to costs and expenses	(362)
Write-offs	316
Foreign currency and other	(3)

Balance at March 31, 2023	$(6,937)

8. Inventories

The major classes of Inventories, net are as follows:

	March 31, 2023	September 30, 2022
Raw materials and supplies	$130,294	$120,532
Work in progress	38,631	36,499
Finished goods and products held for resale	80,257	80,811
Costs of unbilled projects	2,968	2,309
Reserves for excess and obsolete	(11,437)	(10,800)

Inventories, net	$240,713	$229,351

9. Property, Plant, and Equipment

Property, plant, and equipment consists of the following:

	March 31, 2023	September 30, 2022
Machinery and equipment	$400,714	$401,334
Rental equipment	277,644	267,345
Land and buildings	79,748	82,985
Construction in process	94,168	72,184

	852,274	823,848
Less: accumulated depreciation	(438,194)	(418,559)

Property, plant, and equipment, net	$414,080	$405,289

Depreciation expense and maintenance and repairs expense for the three and six months ended March 31, 2023 and 2022 were as follows:

	Three Months Ended March 31,		Six Months Ended March 31,
	2023	2022	2023	2022
Depreciation expense	$22,247	$20,722	$43,286	$40,042
Maintenance and repair expense	8,714	7,475	16,944	13,594

10. Goodwill

Changes in the carrying amount of goodwill are as follows:

	Integrated Solutions and Services	Applied Product Technologies	Total
Balance at September 30, 2022	$306,935	$166,637	$473,572
Measurement period adjustment	(1,754)	—	(1,754)
Reclassified to non-current assets held for sale	(7,831)	—	(7,831)
Foreign currency translation	626	4,316	4,942

Balance at March 31, 2023	$297,976	$170,953	$468,929

As of March 31, 2023 and September 30, 2022, $248,781 and $250,636, respectively, of goodwill was deductible for tax purposes.

11. Debt

Long-term debt, including accrued interest, consists of the following:

	March 31, 2023	September 30, 2022
2021 Term Loan, due April 1, 2028 (1)	$466,713	$469,063
2021 Revolving Credit Facility, due April 1, 2026 (2)	140,162	151,254
Securitization Facility, due April 1, 2024 (3)	145,282	150,201
Equipment Financing, due September 30, 2023 to September 30, 2032, interest rates ranging from 3.59% to 8.41%	129,748	120,155

Total debt	881,905	890,673

Less unamortized deferred financing fees	(8,930)	(9,873)

Total net debt	872,975	880,800
Less current portion	(19,376)	(17,266)

Total long-term debt	$853,599	$863,534

(1)	The interest rate on the 2021 Term Loan was 6.94% as of March 31, 2023, comprised of 4.69% LIBOR plus a 2.25% spread. Includes accrued interest of $25 at March 31, 2023.
(2)

The 2021 Revolving Credit Facility includes $136,000 outstanding with an interest rate of 7.08% as of March 31, 2023, comprised of 4.88% LIBOR plus a 2.20% spread, and $4,000 outstanding with an interest rate of 9.20% as of March 31, 2023, comprised of 8.25% LIBOR plus a 0.95% spread. Includes accrued interest of $162 and $254, at March 31, 2023 and September 30, 2022, respectively.

(3)

The interest rate on the Securitization Facility was 6.11% as of March 31, 2023, comprised of 4.86% LIBOR plus a 1.25% spread. Includes accrued interest of $282 and $201 at March 31, 2023 and September 30, 2022, respectively.

2021 Credit Agreement

On April 1, 2021, EWT Holdings III Corp. (“EWT III”), a subsidiary of the Company, entered into a Credit Agreement (the “2021 Credit Agreement”) among EWT III, as borrower, EWT Holdings II Corp. (“EWT II”), as parent guarantor, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and ING Capital, LLC, as sustainability coordinator. The 2021 Credit Agreement provides for a multi-currency senior secured revolving credit facility in an aggregate principal amount not to exceed the U.S. dollar equivalent of $350,000 (the “2021 Revolving Credit Facility”) and a discounted senior secured term loan (the “2021 Term Loan”) in the amount of $475,000 (together with the 2021 Revolving Credit Facility, the “Senior Facilities”). The 2021 Credit Agreement also provides for a letter of credit sub-facility not to exceed $60,000.

The 2021 Credit Agreement contains customary representations, warranties, affirmative covenants, and negative covenants, including, among other things, a springing maximum first lien leverage ratio of 5.55 to 1.00. The Company did not exceed this ratio during the six months ended March 31, 2023, does not anticipate exceeding this ratio during the year ending September 30, 2023, and therefore does not anticipate any additional repayments during the year ending September 30, 2023.

The following table summarizes the amount of the Company’s outstanding borrowings and outstanding letters of credit under the 2021 Revolving Credit Facility as of March 31, 2023 and September 30, 2022.

	March 31, 2023	September 30, 2022
Borrowing availability	$350,000	$350,000
Outstanding borrowings	140,000	151,000
Outstanding letters of credit	7,416	9,317

Unused amounts	$202,584	$189,683

Receivables Securitization Program

On April 1, 2021, Evoqua Finance LLC (“Evoqua Finance”), an indirect wholly-owned subsidiary of the Company, entered into an accounts receivable securitization program (the “Receivables Securitization Program”) consisting of, among other agreements, (i) a Receivables Financing Agreement (the “Receivables Financing Agreement”) among Evoqua Finance, as the borrower, the lenders from time to time party thereto (the “Receivables Financing Lenders”), PNC Bank, National Association (“PNC Bank”), as administrative agent, EWT LLC, as initial servicer, and PNC Capital Markets LLC (“PNC Markets”), as structuring agent, pursuant to which the lenders have made available to Evoqua Finance a receivables finance facility (the “Securitization Facility”) in an amount up to $150,000 and (ii) a Sale and Contribution Agreement (the “Sale Agreement”) among Evoqua Finance, as purchaser, EWT LLC, as initial servicer and as an originator, and Neptune Benson, Inc., an indirectly wholly-owned subsidiary of the Company, as an originator (together with EWT LLC, the “Originators”).

The Receivables Securitization Program contains certain customary representations, warranties, affirmative covenants, and negative covenants, subject to certain cure periods in some cases, including the eligibility of the receivables being sold by the Originators and securing the loans made by the Receivables Financing Lenders, as well as customary reserve requirements, events of default, termination events, and servicer defaults. The Company was in compliance with all covenants during the six months ended March 31, 2023, does not anticipate becoming noncompliant during the year ending September 30, 2023, and therefore, subject to limitations arising from collateral availability, does not anticipate any additional repayments during the year ending September 30, 2023.

Equipment Financings

During the six months ended March 31, 2023, the Company completed the following equipment financings:

Date Entered	Due	Interest Rate as of March 31, 2023	Principal Amount
March 31, 2023	April 30, 2030	6.14%	$5,116
March 31, 2023	September 30, 2032(1)	5.30%	1,888
December 30, 2022	September 30, 2032(1)	5.30%	1,452
December 19, 2022	May 31, 2029(2)	5.03%	2,041
October 31, 2022	June 30, 2029	6.33%	6,208

			$16,705

(1)

Represents an advance received from the lender on a multiple draw term loan in which the Company is making interest only payments through September 30, 2023 based on an interest rate of 5.30% including a 3.05% Bloomberg Short-Term Bank Yield Index plus a 2.25% spread as of March 31, 2023.

(2)	Represents an advance received from the lender on a multiple draw term loan with interest payments based on a 2.28% Secured Overnight Financing Rate plus a 2.75% spread.

The Company has secured financing agreements that require providing a security interest in specified equipment and, in some cases, the underlying contract and related receivables. As of March 31, 2023 and September 30, 2022, the gross and net amounts of those assets are included on the Consolidated Balance Sheets as follows:

	March 31, 2023		September 30, 2022
	Gross	Net	Gross	Net
Property, plant, and equipment, net
Machinery and equipment	$82,163	$56,499	$86,294	$62,459
Construction in process	20,393	20,393	14,201	14,201
Receivables, net	1,820	1,820	108	108
Prepaid and other current assets	4,172	4,172	3,276	3,276
Other non-current assets	54,702	54,357	51,877	51,550

	$163,250	$137,241	$155,756	$131,594

Deferred Financing Fees and Discounts

Deferred financing fees and discounts related to the Company’s long-term debt were included as a contra liability to debt on the Consolidated Balance Sheets as follows:

	March 31, 2023	September 30, 2022
Current portion of deferred financing fees and discounts(1)	$(1,920)	$(1,899)
Long-term portion of deferred financing fees and discounts(2)	(7,010)	(7,974)

Total deferred financing fees and discounts	$(8,930)	$(9,873)

(1)	Included in Current portion of debt, net of deferred financing fees and discounts on the Consolidated Balance Sheets.
(2)	Included in Long-term debt, net of deferred financing fees and discounts on the Consolidated Balance Sheets.

Amortization of deferred financing fees and discounts included in interest expense was $467 and $459 for the three months ended March 31, 2023 and 2022 and $943 and $926 for the six months ended March 31, 2023 and 2022, respectively.

Repayment Schedule

Aggregate maturities of all long-term debt, including current portion of long-term debt and excluding finance lease obligations as of March 31, 2023, are presented below:

Fiscal Year
Remainder of 2023	$11,074
2024	165,231
2025	21,860
2026	165,244
2027	22,994
Thereafter	495,502

Total	$881,905

12. Derivative Financial Instruments

Interest Rate Risk Management

The Company is subject to market risk exposure arising from changes in interest rates on the senior secured credit facilities as well as variable rate equipment financings, which bear interest at rates that are indexed against LIBOR. The Company’s objectives in using interest rate derivatives are to add stability to interest expense and to mitigate its exposure to rising interest rates. As of March 31, 2023, the notional amount of the Company’s interest rate swaps was $540,000.

Foreign Currency Risk Management

The Company’s functional currency is the U.S. dollar. By operating internationally, the Company is subject to foreign currency translation risk associated with converting the foreign operations’ financial statements into U.S. dollars transactions denominated in currencies other than the U.S. dollar (“foreign currencies”). The Company is also subject to currency risk from transactions denominated in foreign currencies. To mitigate cross-currency transaction risk, the Company analyzes significant exposures where it has receipts or payments in a currency other than the functional currency of its operations, and from time to time may strategically enter into short-term foreign currency forward contracts to lock in some or all of the cash flows associated with these transactions. The Company uses foreign currency derivative contracts in order to manage the effect of exchange fluctuations on forecasted sales and purchases that are denominated in foreign currencies. To mitigate the impact of foreign exchange rate risk, the Company entered into a series of forward contracts designated as cash flow hedges. As of March 31, 2023, the notional amount of the forward contracts was $25,667.

Equity Price Risk Management

The Company is exposed to variability in compensation charges related to certain deferred compensation obligations to employees. Equity price movements affect the compensation expense as certain investments made by the Company’s employees in the deferred compensation plan are revalued. Although not designated as accounting hedges, the Company utilizes derivatives such as total return swaps to economically hedge a portion of this exposure and offset the related compensation expense. As of March 31, 2023, the notional amount of the total return swaps was $5,016.

Credit Risk Management

The counterparties to the Company’s derivative contracts are highly-rated financial institutions. The Company regularly reviews the creditworthiness of its financial counterparties and fully expects the counterparties to perform under their respective agreements. The Company is not subject to any obligations to post collateral under derivative instrument contracts. The Company records all derivative instruments on a gross basis in the Consolidated Balance Sheets. Accordingly, there are no offsetting amounts that net assets against liabilities.

Derivatives Designated as Cash Flow Hedges

The following represents the fair value recorded for derivatives designated as cash flow hedges for the periods presented:

		Asset Derivatives
	Balance Sheet Location	March 31, 2023	September 30, 2022
Interest rate swaps	Prepaid and other current assets	$22,492	$19,186
Foreign currency forward contracts	Prepaid and other current assets	11	467
Commodity swaps	Prepaid and other current assets	1	—
Interest rate swaps	Other non-current assets	17,860	30,766

		Liability Derivatives
	Balance Sheet Location	March 31, 2023	September 30, 2022
Foreign currency forward contracts	Accrued expenses and other current liabilities	626	872
Commodity swaps	Accrued expenses and other current liabilities	7	7

The following represents the amount of (loss) gain recognized in Accumulated other comprehensive income (loss) (“AOCI”) (net of tax) during the periods presented:

	Three Months Ended March 31,		Six Months Ended March 31,
	2023	2022	2023	2022
Interest rate swaps	$(54)	$21,077	$2,045	$26,948
Foreign currency forward contracts	(401)	100	(790)	82
Commodity swaps	(7)	8	1	28

	$(462)	$21,185	$1,256	$27,058

The following represents the amount of (loss) gain reclassified from AOCI into earnings during the periods presented:

	Three Months Ended March 31,		Six Months Ended March 31,
Location of (Loss) Gain	2023	2022	2023	2022
Cost of product sales and services	$(137)	$6	$(243)	$(79)
General and administrative expense	(56)	—	(458)	(7)
Selling and marketing expense	—	(1)	—	—
Interest expense	5,233	(550)	9,245	(1,167)

	$5,040	$(545)	$8,544	$(1,253)

Based on the fair value amounts of the Company’s cash flow hedges at March 31, 2023, the Company expects that approximately $545 of pre-tax net losses will be reclassified from AOCI into earnings during the next twelve months. The amount ultimately realized, however, will differ as exchange rates vary and the underlying contracts settle.

Derivatives Not Designated as Hedging Instruments

The following represents the fair value recorded for derivatives not designated as cash flow hedges for the periods presented:

		Asset Derivatives
	Balance Sheet Location	March 31, 2023	September 30, 2022
Total return swaps—deferred compensation	Prepaid and other current assets	$205	$—
Foreign currency forward contracts	Prepaid and other current assets	—	40

		Liability Derivatives
	Balance Sheet Location	March 31, 2023	September 30, 2022
Total return swaps—deferred compensation	Accrued expenses and other current liabilities	$—	$632
Foreign currency forward contracts	Accrued expenses and other current liabilities	48	—

The following represents the amount of gain (loss) recognized in earnings for derivatives not designated as hedges during the periods presented:

	Three Months Ended March 31,		Six Months Ended March 31,
Location of Gain (Loss)	2023	2022	2023	2022
General and administrative expense	$215	$(352)	$590	$(41)

13. Product Warranties

A reconciliation of the activity related to the accrued warranty, including both the current and long-term portions, is as follows:

	Current Product Warranties		Non-Current Product Warranties
	Six Months Ended March 31,		Six Months Ended March 31,
	2023	2022	2023	2022
Balance at beginning of the period	$6,740	$8,138	$3,465	$2,966
Warranty provision for sales	3,186	2,797	545	609
Settlement of warranty claims	(3,338)	(3,345)	(811)	(338)
Foreign currency translation and other	(32)	(92)	128	(46)

Balance at end of the period	$6,556	$7,498	$3,327	$3,191

14. Restructuring and Related Charges

To better align its resources with its growth strategies and reduce its cost structure, the Company commits to various restructuring plans as necessary. The Company has undertaken various restructuring initiatives, including activities to reduce the cost structure and rationalize location footprint, realigning operating models designed to better serve the needs of customers worldwide, and various initiatives within the Integrated Solutions and Services segment to drive efficiency and effectiveness in certain divisions.

The Company currently expects to incur in future periods approximately $3,400 to $4,400 of costs related to restructuring programs initiated in prior periods.

The table below sets forth the amounts accrued for the restructuring components and related activity:

	Six Months Ended March 31,
	2023	2022
Balance at beginning of the period	$658	$304
Restructuring charges related to organizational realignment	1,768	987
Restructuring charges related to facility consolidation	589	1,874
Restructuring charges related to other initiatives	138	7
Release of prior reserves	(223)	(66)
Cash payments	(1,968)	(2,220)
Other adjustments	1	2

Balance at end of the period	$963	$888

The balances for accrued restructuring liabilities at March 31, 2023 and September 30, 2022, are recorded in Accrued expenses and other liabilities on the Consolidated Balance Sheets. Restructuring charges primarily represent severance charges and other employee costs, fixed asset write-offs, and certain relocation expenses. The Company expects to pay the remaining amounts accrued as of March 31, 2023 during the remainder of fiscal 2023.

The table below sets forth the location of amounts recorded above on the Unaudited Consolidated Statements of Operations:

	Six Months Ended March 31,
	2023	2022
Cost of product sales and services	$910	$867
General and administrative expense	1,010	1,719
Sales and marketing expense	282	—
Research and development expense	138	1
Other operating expense, net	(68)	215

	$2,272	$2,802

The Company continues to evaluate restructuring activities that may result in additional charges in the future.

15. Employee Benefit Plans

The Company maintains multiple employee benefit plans.

Certain of the Company’s employees in the UK were participants in a Siemens defined benefit plan established for employees of a UK-based operation acquired by Siemens in 2004. The plan was frozen with respect to future service credits for active employees, however the benefit formula recognized future compensation increases. The Company agreed to establish a replacement defined benefit plan, with the assets of the Siemens scheme transferring to the new scheme on April 1, 2015.

The Company’s employees in Germany also participate in a defined benefit plan. Assets equaling the plan’s accumulated benefit obligation were transferred to a German defined benefit plan sponsored by the Company upon the acquisition of EWT from Siemens. The German entity also sponsors a defined benefit plan for a small group of employees located in France.

The components of net periodic benefit cost for the plans were as follows:

	Three Months Ended March 31,		Six Months Ended March 31,
	2023	2022	2023	2022
Service cost	$143	$227	$280	$459
Interest cost	205	107	401	215
Expected return on plan assets	(114)	(129)	(222)	(261)
Amortization of actuarial (gains) losses	(15)	166	(28)	335

Pension expense for defined benefit plans	$219	$371	$431	$748

The components of pension expense, other than the service cost component which is included in General and administrative expense, are included in the line item Other operating expense in the Unaudited Consolidated Statements of Operations.

16. Income Taxes

Year-to-date income tax expense or benefit is the product of the most current projected annual effective tax rate (“PAETR”) and the actual year-to-date pretax income (loss) adjusted for any discrete tax items. The income tax expense or benefit for a particular quarter, except for the first quarter, is the difference between the year-to-date calculation of income tax expense or benefit and the year-to-date calculation for the prior quarter. Items unrelated to current period ordinary income or (loss) are recognized entirely in the period identified as a discrete item of tax.

Annual Effective Tax Rate

The PAETR, which excludes the impact of discrete items, was 32.4% and 22.6% as of the six months ended March 31, 2023 and 2022, respectively. For the six months ended March 31, 2023, the PAETR was higher than the U.S. federal statutory rate of 21.0% primarily due to the mix of earnings between countries, most of which have higher statutory rates than the U.S., state income tax expense, projected Global Intangible Low Tax Income inclusion, and non-deductible expenses primarily incurred in the U.S. The PAETR at March 31, 2022 was favorably impacted by maintaining a valuation allowance on U.S. deferred tax assets. On September 30, 2022, the valuation allowance on U.S. deferred tax assets was reversed. As a result, the March 31, 2023 PAETR is higher than the PAETR at March 31, 2022.

Current and Prior Period Tax Expense

For the three months ended March 31, 2023, the Company recognized income tax expense of $2,522 on pretax income of $13,154. The rate of 19.2% differed from the U.S. statutory rate of 21.0% and was negatively impacted by tax based on a higher projected annual tax rate due to the mix of earnings between countries, most of which have higher statutory tax rates than the U.S., state income tax expense, residual U.S. tax due to Global Intangible Low Tax Income inclusion, and non-deductible expenses primarily incurred in the U.S., which was offset by a favorable discrete item related to the impact of tax deductions greater than those for financial reporting related to equity compensation.

For the three months ended March 31, 2022, the Company recognized income tax expense of $2,248 on pretax income of $9,622. The rate of 23.4% differed from the U.S. statutory rate of 21.0% as the mix of earnings between countries, most of which have higher statutory tax rates than the U.S., was mostly offset by the impact of maintaining a U.S. valuation allowance that is provided on U.S. deferred tax assets.

For the six months ended March 31, 2023, the Company recognized income tax expense of $6,412 on pretax income of $26,312 The rate of 24.4% differed from the U.S. statutory rate of 21% primarily due to the negative impacts of the mix of earnings between countries, most of which have higher statutory tax rates than the U.S., state income tax expense, residual U.S. tax due to Global Intangible Low Tax Income inclusion, and non-deductible expenses primarily incurred in the U.S., partially offset by a favorable discrete item related to the impact of tax deductions greater than those for financial reporting related to equity compensation

For the six months ended March 31, 2022, the Company recognized income tax expense of $3,869 on pretax income of $17,331. The rate of 22.3% differed from the U.S. statutory rate of 21.0% as the mix of earnings between countries, most of which have higher statutory tax rates than the U.S., was mostly offset by the impact of maintaining a U.S. valuation allowance that is provided on U.S. deferred tax assets.

At March 31, 2023 and 2022, the Company had gross unrecognized tax benefits of $1,850 and $2,071 respectively.

17. Share-Based Compensation

The Company designs equity compensation plans to attract and retain employees while also aligning employees’ interests with the interests of the Company’s shareholders. In addition, non-employee members of the Company’s Board of Directors (the “Board”) participate in equity compensation plans in connection with their service on the Board.

The Company established the Evoqua Water Technologies Corp. Stock Option Plan (the “Stock Option Plan”) on March 6, 2014. The plan allows certain management employees and the Board to purchase shares in the Company. Under the Stock Option Plan, the number of shares available for award was 11,083. As of March 31, 2023, there were approximately 2,177 shares available for future grants, however, the Company does not currently intend to make additional grants under the Stock Option Plan.

In connection with the IPO, the Board adopted, and the Company’s shareholders approved, the Evoqua Water Technologies Corp. 2017 Equity Incentive Plan (the “Equity Incentive Plan”), under which equity awards may be granted in the form of options, restricted stock, restricted stock units (“RSUs”), stock appreciation rights, dividend equivalent rights, share awards, and performance-based awards (including performance share units and performance-based restricted stock).

As of March 31, 2023, there were approximately 3,559 shares available for grants under the Equity Incentive Plan.

Outstanding option awards vest ratably at 25% per year, and are exercisable on and after vesting. The options granted have a ten-year contractual term.

A summary of the stock option activity, including stock appreciation rights, as of March 31, 2023 is presented below:

(In thousands, except per share amounts)	Options	Weighted Average Exercise Price/Share	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at September 30, 2022	4,265	$14.74	5.2 years	$78,218
Granted	7	42.42
Exercised	(199)	15.95
Forfeited	(7)	24.36

Outstanding at March 31, 2023	4,066	$14.71	4.7 years	$142,350

Options exercisable at March 31, 2023	3,589	$13.40	4.3 years	$130,334
Options vested and expected to vest at March 31, 2023	4,062	$14.70	4.7 years	$142,253

The total intrinsic value of options exercised (which is the amount by which the stock price exceeded the exercise price of the options on the date of exercise) during the six months ended March 31, 2023 was $5,968.

A summary of the status of the Company’s unvested stock options as of and for the six months ended March 31, 2023 is presented below.

(In thousands, except per share amounts)	Shares	Weighted Average Grant Date Fair Value/Share
Unvested at beginning of period	1,042	$6.82
Granted	7	21.39
Vested	(564)	5.93
Forfeited	(8)	7.95

Unvested at end of period	477	$8.21

The total fair value of options vested during the six months ended March 31, 2023, was $3,346.

During the six months ended March 31, 2023, the Company granted RSUs and performance share units under the Equity Incentive Plan to certain employees of the Company. The final number of performance share units that may be earned is dependent on the Company’s achievement of performance goals related to cumulative revenue growth dollars and average adjusted EBITDA margin over a three-year measurement period. The maximum payout cannot exceed 250% of the applicable target award, which also considers that the final number of performance share units that may be earned is subject to a relative total stockholder return (“TSR”) modifier. The TSR modifier operates by increasing or decreasing the total number of shares earned by up to 25% based on the Company’s TSR relative to the TSR of the U.S. constituents of the S&P Global Water Index. In order to receive shares earned at the end of the performance period, the recipient must remain employed by the Company or its subsidiaries through the end of the three-year period (except in the event of retirement, death, disability or, in certain circumstances, related to change in control).

The following is a summary of the RSU activity for the six months ended March 31, 2023.

(In thousands, except per share amounts)	Shares	Weighted Average Grant Date Fair Value/Share
Outstanding at September 30, 2022	980	$30.18
Granted	312	42.83
Vested	(398)	27.73
Forfeited	(36)	38.64

Outstanding at March 31, 2023	858	$35.56

Expected to vest at March 31, 2023	827	$35.35

The following is a summary of the performance share unit activity for the six months ended March 31, 2023, assuming target award level.

(In thousands, except per share amounts)	Shares	Weighted Average Grant Date Fair Value/Share
Unvested at beginning of period	592	$23.36
Granted	154	43.46
Forfeited	(4)	44.84

Unvested at end of period	742	$27.42

Expected to vest	701	$27.17

Expense Measurement and Recognition

The Company recognizes share-based compensation for all currently outstanding awards and, in future periods, will recognize compensation costs for the unvested portion of awards based on grant date fair values. Total share-based compensation expense was $6,884 and $6,068 during the three months ended March 31, 2023 and 2022, respectively, of which $6,004 and $5,386 was non-cash, respectively. Total share-based compensation expense was $13,201 and $11,402 during the six months ended March 31, 2023 and 2022, respectively, of which $12,200 and $10,589 was non-cash, respectively. The unrecognized compensation expense related to stock options, RSUs, and performance share units (measured at a target award level) was $3,289, $25,266 and $13,052, respectively at March 31, 2023, and is expected to be recognized over a weighted average period of 1.4 years, 1.9 years and 1.6 years, respectively. The Company received $4,700 from the exercise of stock options during the six months ended March 31, 2023.

Employee Stock Purchase Plan

Effective October 1, 2018, the Company implemented an employee stock purchase plan (the “ESPP”) which allows employees to purchase shares of the Company’s stock at 85% of the lower of the fair market value on the first or last business day of the applicable six-month offering period. These purchases are offered twice throughout each fiscal year, and are paid by employees through payroll deductions over the respective six month purchase period, at the end of which the stock is transferred to the employees. On December 21, 2018, the Company registered 11,297 shares of common stock, par value $0.01 per share, of which 5,000 are available for future issuance under the ESPP. During the three months ended March 31, 2023 and 2022, the Company incurred compensation expense of $291 and $198, respectively, in salaries and wages with respect to the ESPP, representing the fair value of the discounted price of the shares. During the six months ended March 31, 2023 and 2022, the Company incurred compensation expense of $607 and $419, respectively. These amounts are included in the total share-based compensation expense above. On October 4, 2022 and April 1, 2023, 62 and 66 shares, respectively, were issued under the ESPP.

18. Concentration of Credit Risk

The Company’s cash and cash equivalents and accounts receivable are potentially subject to concentration of credit risk. Cash and cash equivalents are placed with financial institutions that management believes are of high credit quality. Accounts receivable are derived from revenue earned from customers located in the U.S. and internationally and generally do not require collateral. The Company’s trade receivables do not represent a significant concentration of credit risk at March 31, 2023 and September 30, 2022 due to the wide variety of customers and markets into which products are sold and their dispersion across geographic areas. The Company does perform ongoing credit evaluations of its customers and maintains an allowance for potential credit losses on trade receivables. As of and for the three and six months ended March 31, 2023 and 2022, no customer accounted for more than 10% of net sales or net accounts receivable.

The Company operates predominantly in nine countries worldwide and provides a wide range of proven product brands and advanced water and wastewater treatment technologies, mobile and emergency water supply solutions, and service contract options through its Integrated Solutions and Services and Applied Product Technologies segments. The Company is a multi-national business but its sales and operations are primarily in the U.S. Sales to unaffiliated customers are transacted with the Company location that maintains the customer relationship.

19. Commitments and Contingencies

Guarantees

From time to time, the Company is required to provide letters of credit, bank guarantees, or surety bonds in support of its commitments and as part of the terms and conditions on water treatment projects. In addition, the Company is required to provide letters of credit or surety bonds to the Department of Environmental Protection or equivalent in some states in order to maintain its licenses to handle toxic substances at certain of its water treatment facilities.

These financial instruments typically expire after all Company commitments have been met, a period typically ranging from twelve months to ten years, or more in some circumstances. The letters of credit, bank guarantees, or surety bonds are arranged through major banks or insurance companies. In the case of surety bonds, the Company generally indemnifies the issuer for all costs incurred if a claim is made against the bond.

The following summarizes the Company’s outstanding letters of credit and surety bonds as of March 31, 2023 and September 30, 2022, respectively.

	March 31, 2023	September 30, 2022
Revolving credit capacity	$60,000	$60,000
Letters of credit outstanding	7,416	9,317

Remaining revolving credit capacity	$52,584	$50,683
Surety capacity	$287,173	$261,959
Surety issuances	179,187	134,037

Remaining surety available	$107,986	$127,922

The longest maturity date of letters of credit and surety bonds in effect as of March 31, 2023 was March 20, 2030.

Litigation

From time to time, as a normal incident of the nature and kind of business in which the Company is engaged, various claims or charges are asserted and litigation is commenced against it arising from or related to: product liability; personal injury; trademarks, trade secrets, or other intellectual property; shareholder disputes; labor and employee disputes; commercial or contractual disputes; breach of warranty; or environmental matters. Claimed amounts may be substantial but may not bear any reasonable relationship to the merits of the claim or the extent of any real risk of court or arbitral awards. While it is not feasible to predict the outcome of these matters with certainty, and some lawsuits, claims, or proceedings may be disposed or decided unfavorably, the Company does not expect that any asserted or un-asserted legal claims or proceedings, individually or in the aggregate, will have a material adverse effect on its results of operations, or financial condition.

As previously disclosed, in October 2020, the Company learned that the SEC and the United States Attorney’s Office for the District of Massachusetts (“USAO”) are investigating whether financial misstatements were made in the Company’s public filings and earnings announcements prior to October 2018. In December 2022, the Company received a “Wells Notice” from the staff of the SEC (the “Staff”) relating to the SEC’s investigation. The Wells Notice informed the Company that the Staff had made a preliminary determination to recommend that the SEC file a civil enforcement action against the Company that would allege certain violations of the federal securities laws relating to the reported financial results of the Company during fiscal years 2016, 2017, and 2018, and to the adequacy and accuracy of the Company’s books and records and internal controls over financial reporting for those fiscal years. The allegations arise from revenue recognition practices of the Neptune-Benson business that the Company acquired in fiscal 2016. A Wells Notice is neither a formal charge of wrongdoing nor a final determination that the recipient has violated any law. The Company negotiated a settlement with the SEC under which it neither admits nor denies the SEC’s allegations, and in March 2023 the SEC flied a complaint in the United States District Court for the District of Rhode Island against the Company and a former employee of the Neptune-Benson business, together with a proposed judgment on consent against the Company. The SEC’s complaint against the Company is grounded in negligence-based theories and books and records violations for matters arising from the Neptune-Benson business with respect to fiscal years 2016 to 2018. The proposed final judgment, which is awaiting Court approval, requires the Company to pay a penalty of $8,500 and to undertake various improvements to its internal controls over financial reporting. In accordance with ASC Topic No. 450, Contingencies, the Company recorded a charge of $8,500 in the first quarter of fiscal 2023 for the settlement of the SEC investigation. The Company continues to cooperate with the USAO investigation, which is ongoing. Although the Company is unable to predict the outcome of these ongoing investigations, we currently believe that these matters will not have a material adverse effect on our business, financial condition, results of operations, or prospects. However, no assurance can be given that these matters will be resolved for the amount recorded.

On March 13, 2023, a purported Evoqua stockholder filed an action against Evoqua and the Evoqua Board captioned O’Dell v. Evoqua Water Technologies Corp., et al., No. 23-cv-2122, in the United States District Court for the Southern District of New York (the “O’Dell Action”). The plaintiff in the O’Dell Action alleges that Evoqua and the Evoqua Board violated federal securities laws, including Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated under the Exchange Act, by issuing a materially incomplete and misleading preliminary proxy statement in connection with the Merger. On April 11, 2023, another purported Evoqua stockholder filed an action against Evoqua and the Evoqua Board captioned Bushansky v. Evoqua Water Technologies Corp., et al., No. 23-cv-3042, in the United States District Court for the Southern District of New York (the “Bushansky Action”), and on April 20, 2023, a third purported Evoqua stockholder filed an action against Evoqua and the Evoqua Board captioned Morgan v. Evoqua Water Technologies Corp., et al., No. 23-cv-431, in the United States District Court for the District of Delaware (the “Morgan Action” and together with the O’Dell Action and the Bushansky Action, the “Actions”). The plaintiffs in the Bushansky Action and the Morgan Action allege that Evoqua and the Evoqua Board violated federal securities laws, including Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated under the Exchange Act, by issuing a materially incomplete and misleading definitive proxy statement in connection with the Merger. The plaintiffs in each of the Actions seek, among other things, to enjoin the transactions contemplated by the Merger Agreement and an award of attorneys’ and expert fees and expenses. Xylem and Evoqua believe that the allegations in the Actions are without merit. Additional lawsuits arising out of the Merger may also be filed in the future.

20. Accrued Expenses and Other Liabilities

Accrued expenses and other liabilities consisted of the following:

	March 31, 2023	September 30, 2022
Salaries, wages, and other benefits	$48,906	$83,618
Obligation under operating leases	16,082	14,932
Obligation under finance leases	13,502	12,875
Provisions for litigation	12,875	2,375
Third party commissions	10,001	10,341
Deferred revenue	9,287	9,692
Taxes, other than income	6,631	5,594
Insurance liabilities	3,192	3,456
Severance payments	963	658
Fair value of liability derivatives	681	1,511
Other	30,990	33,220

	$153,110	$178,272

21. Business Segments

The Company’s reportable operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated on a regular basis by the chief operating decision maker, or decision making group, in deciding how to allocate resources to an individual segment and in assessing performance. The key factors used to identify these reportable operating segments are the organization and alignment of the Company’s internal operations, the nature of the products and services, and customer type.

The Company has two reportable operating segments, Integrated Solutions and Services and Applied Product Technologies. The business segments are described as follows: Integrated Solutions and Services is a group entirely focused on engaging directly with end users through direct sales with a market vertical focus. Integrated Solutions and Services provides tailored services and solutions in collaboration with the customers backed by life-cycle services including on-demand water, outsourced water, recycle / reuse, and emergency response service alternatives to improve operational reliability, performance, and environmental compliance. Key offerings within this segment also include equipment systems for industrial needs (influent water, boiler feed water, ultrahigh purity, process water, wastewater treatment, and recycle / reuse), full-scale outsourcing of operations and maintenance, and municipal services, including odor and corrosion control services. Applied Product Technologies is focused on developing product platforms to be sold primarily through third party channels. This segment primarily engages in indirect sales through independent sales representatives, distributors, and aftermarket channels. Applied Product Technologies provides a range of highly differentiated and scalable products and technologies specified by global water treatment designers, original equipment manufacturers (“OEMs”), engineering firms, and integrators. Key offerings within this segment include filtration and separation, disinfection, wastewater solutions, anode and electrochlorination technology, and aquatics technologies and solutions for the global recreational and commercial pool market.

Corporate activities include general corporate expenses, elimination of inter-segment transactions, interest income and expense, and certain other charges. Certain other charges may include restructuring and other business transformation charges that have been undertaken to align and reposition the Company to the current reporting structure, acquisition related costs (including transaction costs and certain integration costs), and share-based compensation charges.

Since certain administrative and other operating expenses and other items have not been allocated to business segments, the results in the below table are not necessarily a measure computed in accordance with generally accepted accounting principles and may not be comparable to other companies.

Reportable operating segment revenue and operating profit for the three and six months ended March 31, 2023 and 2022 were as follows:

	Three Months Ended March 31,		Six Months Ended March 31,
	2023	2022	2023	2022
Total revenue
Integrated Solutions and Services	$334,838	$304,499	$646,102	$558,075
Applied Product Technologies	174,833	154,861	325,171	297,358

Total revenue	509,671	459,360	971,273	855,433

Intersegment revenue
Integrated Solutions and Services	5,939	9,659	11,777	18,189
Applied Product Technologies	25,935	22,973	45,853	44,248

Total intersegment revenue	31,874	32,632	57,630	62,437

Revenue to external customers
Integrated Solutions and Services	328,899	294,840	634,325	539,886
Applied Product Technologies	148,898	131,888	279,318	253,110

Total revenue	$477,797	$426,728	$913,643	$792,996

Operating profit (loss)
Integrated Solutions and Services	$43,127	$38,105	$85,835	$73,405
Applied Product Technologies	28,564	22,993	49,579	40,820
Corporate	(48,234)	(41,526)	(88,725)	(80,365)

Total operating profit	23,457	19,572	46,689	33,860

Interest expense	(10,303)	(9,950)	(20,377)	(16,529)

Income before income taxes	13,154	9,622	26,312	17,331
Income tax expense	(2,522)	(2,248)	(6,412)	(3,869)

Net income	$10,632	$7,374	$19,900	$13,462

	March 31, 2023	September 30, 2022
Assets
Integrated Solutions and Services	$1,088,689	$1,123,166
Applied Product Technologies	669,179	653,244
Corporate	451,702	414,453

Total assets	$2,209,570	$2,190,863

22. Earnings Per Share

The following table sets forth the computation of basic and diluted earnings from continuing operations per common share (in thousands, except per share amounts):

	Three Months Ended March 31,		Six Months Ended March 31,
	2023	2022	2023	2022
Numerator:
Numerator for basic and diluted earnings per common share—Net income attributable to Evoqua Water Technologies Corp.	$10,632	$7,330	$19,900	$13,317
Denominator:
Denominator for basic net income per common share—weighted average shares	122,212	120,942	122,028	120,785
Effect of dilutive securities:
Share-based compensation	3,583	4,012	3,479	4,145

Denominator for diluted net income per common share—adjusted weighted average shares	125,795	124,954	125,507	124,930

Basic earnings attributable to Evoqua Water Technologies Corp. per common share	$0.09	$0.06	$0.16	$0.11

Diluted earnings attributable to Evoqua Water Technologies Corp. per common share	$0.08	$0.06	$0.16	$0.11

Because of their anti-dilutive effect, 272 and 606 common share equivalents, comprised of employee stock options, have been excluded from the diluted EPS calculation for the three months ended March 31, 2023 and 2022, respectively, and 493 and 465 for the six months ended March 31, 2023 and 2022, respectively.

23. Subsequent Events

In connection with the pending Merger with Xylem, the Company shortened the duration of the ESPP offering period that commenced on April 1, 2023. The Company accelerated the end date of that offering period from September 30, 2023 to May 1, 2023.